Exhibit 99.1

Jerash Holdings Reports Results for Fiscal 2023 Third Quarter

– Revenue Increases 17 Percent to $43 Million –

FAIRFIELD, N.J., February 13, 2023 – Jerash Holdings (US), Inc. (“Jerash”) (NASDAQ: JRSH), which manufactures and exports custom, ready-made sportswear and outerwear for leading global brands, today announced financial results for its fiscal 2023 third quarter, ended December 31, 2022.

Third Quarter Fiscal 2023 Results

Fiscal 2023 third quarter revenue increased by 16.9 percent to a record $43.0 million, from $36.8 million in the same period last year, primarily due to increases in sales to customers in Hong Kong, Jordan, and other locations.

Gross profit for the fiscal 2023 third quarter was $5.8 million, compared with $6.9 million in the same quarter last year. Gross margin was 13.5 percent in the fiscal year 2023 third quarter, compared with 18.8 percent in the same quarter last year. The decrease in gross margin was primarily driven by the lower proportion of export orders to two major customers in the U.S. that typically generate higher margins.

Operating expenses totaled $4.5 million in the fiscal year 2023 third quarter, compared with $4.5 million in the same quarter last year.

Operating income totaled $1.3 million in the fiscal year 2023 third quarter, versus $2.4 million in the same period last year.

Total other expenses were $111,000 in the fiscal year 2023 third quarter, compared with $80,000 in the same quarter last year. Interest expenses were $249,000 in the fiscal year 2023 third quarter, versus $73,000 in the same quarter last year.

Net income was $0.9 million in the fiscal year 2023 third quarter, or $0.07 per diluted share, versus $1.7 million, or $0.13 per diluted share, in the same period last year.

Fiscal 2023 Fourth Quarter Outlook

▪	Fiscal 2023 fourth quarter revenue is expected to be in the range of $26 million to $28 million, vs. $30.9 million reported for the fiscal fourth quarter a year ago.

▪	Gross margin goal for the full fiscal 2023 year is expected to be in the range of 16 percent to 18 percent.

“Our fiscal third quarter performance demonstrated the company’s ability to navigate through continued challenging market conditions in the broad retail sector,” said Sam Choi, Jerash’s chairman and chief executive officer. “As previously communicated, fiscal 2023 is a transitional and opportunistic year for Jerash, as we continue our initiative to diversify our customer base and product mix.

“Our plans to form a joint venture with Busana Apparel Group (“Busana”) are progressing well. We anticipate launching the venture early in our new fiscal year, giving us additional opportunities to serve Busana’s global branded customers that have expressed interest in shifting their production from Southeast Asia to Jordan.

“We also are successfully beginning to ramp up production on orders from new customers, including Timberland and Skechers. Test runs for our first European-based, high-end apparel brand have been well received, with initial shipments to begin soon,” Choi added.

“During this timeframe, our larger, U.S.-based global branded customers have been placing smaller orders, reflecting the current economic environment,” said Gilbert Lee, chief financial officer of Jerash. “Nevertheless, we are maintaining our full staff and keeping our facilities running at full capacity by adding supplementary production of lower-margin products for other customers.

“Additionally, we are able to achieve essentially the same level of business for the full 2023 fiscal year versus fiscal 2022, which experienced the highest growth rate in the company’s history. We continue to attract new global brands and work closely with our existing long-term customers to be ready for anticipated growth in fiscal 2024,” Lee said.

Balance Sheet, Cash Flow and Dividends

Cash and restricted cash totaled $26.2 million, and net working capital was $47.1 million as of December 31, 2022. Net cash provided by operating activities was approximately $9.9 million for the nine months ended of fiscal 2023, compared with $14.6 million for the same period last year.

On February 3, 2023, Jerash approved a regular quarterly dividend of $0.05 per share on its common stock, payable on February 21, 2023, to stockholders of record as of February 14, 2023.

Share Repurchase Program

On June 13, 2022, the Company authorized a $3.0 million share repurchase program. The share repurchase program will be in effect through March 31, 2023. As of December 31, 2022, 156,593 shares had been repurchased at market rates with a total price of $771,894, excluding broker commissions.

Nine-Month Fiscal 2023 Results

Revenue for the first nine months of fiscal 2023 was $114.3 million, compared with $112.4 million in the same period last year.

Gross margin for the first nine months of fiscal 2023 was 16.9 percent, compared with 20.1 percent in the same period last year. The decrease in gross profit margin was primarily driven by a lower proportion of export orders to the U.S. that typically generate higher gross margins.

Operating expenses for the fiscal 2023 year-to-date period were $13.1 million, compared with $12.3 million for the same period last year. Operating income was $6.2 million for the fiscal 2023 year-to-date period, compared with $10.4 million for the same period last year.

Net income for the first nine months of fiscal 2023 was $4.4 million, or $0.35 per diluted share, compared with $8.1 million, or $0.69 per diluted share, in the same period last year.

Comprehensive income attributable to Jerash’s common stockholders was $4.1 million in the first nine months of fiscal 2023, which included a foreign currency translation loss of $296,000, compared with $8.2 million in the same period last year, which included a foreign currency translation gain of $122,000.

Conference Call

Jerash will host an investor conference call to discuss its fiscal 2023 third quarter results today, February 13, 2023, at 9:00 a.m. Eastern Time.

Phone:  877-545-0323 (domestic); 973-528-0016 (international)

Conference ID: 242313

A live and archived webcast will be available online in the investor relations section of Jerash’s website at www.jerashholdings.com. For those who are not able to listen to the live broadcast, the call will be archived for approximately one year on the website.

About Jerash Holdings (US), Inc.

Jerash Holdings (US), Inc. manufactures and exports custom, ready-made, sportswear and outerwear for leading global brands and retailers, including VF Corporation (which owns brands such as The North Face, Timberland, and Vans), New Balance, G-III (which owns brands such as Calvin Klein, Tommy Hilfiger, DKNY, and Guess), American Eagle, and Skechers. Jerash’s existing production facilities comprise six factory units and four warehouses, and Jerash currently employs approximately 5,000 people. Additional information is available at www.jerashholdings.com.

Forward-Looking Statements

This news release contains forward-looking statements that involve risks and uncertainties, which may cause actual results to differ materially from the statements made. When used in this document, the words “may,” “would,” “could,” “will,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “expect,” “seek,” “potential,” “outlook” and similar expressions are intended to identify forward-looking statements. Such statements, including, but not limited to, Jerash’s current views with respect to future events and its financial forecasts, are subject to such risks and uncertainties. Many factors could cause actual results to differ materially from the statements made, including those risks described from time to time in filings made by Jerash with the Securities and Exchange Commission. In addition, there is uncertainty about the further spread of the COVID-19 virus or new variants thereof, or the occurrence of another wave of cases and the impact it may have on the company’s operations, the demand for the company’s products, global supply chains and economic activity in general. These and other risks and uncertainties are detailed in the company’s filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results may vary materially from those described herein as intended, planned, anticipated or expected. Statements contained in this news release regarding past trends or activities should not be taken as a representation that such trends or activities will continue in the future. Jerash does not intend and does not assume any obligation to update these forward-looking statements, other than as required by law.

Contact:

PondelWilkinson Inc.

Judy Lin Sfetcu or Roger Pondel

310-279-5980; jsfetcu@pondel.com

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(tables below)

JERASH HOLDINGS (US), INC., AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(UNAUDITED)

	For the Three Months Ended December 31,		For the Nine Months Ended December 31,
	2022	2021	2022	2021

Revenue, net	$43,027,047	$36,815,023	$114,289,303	$112,414,881
Cost of goods sold	37,230,421	29,904,287	94,952,523	89,768,624
Gross Profit	5,796,626	6,910,736	19,336,780	22,646,257

Selling, general and administrative expenses	4,469,967	4,185,812	12,796,749	11,648,591
Stock-based compensation expenses	-	319,101	294,822	634,914
Total Operating Expenses	4,469,967	4,504,913	13,091,571	12,283,505

Income from Operations	1,326,659	2,405,823	6,245,209	10,362,752

Other Income (Expense):
Interest expenses	(248,894)	(73,276)	(500,331)	(147,677)
Other income (expense), net	137,432	(6,843)	255,481	(45,119)
Total other income (expense), net	(111,462)	(80,119)	(244,850)	(192,796)

Net income before provision for income taxes	1,215,197	2,325,704	6,000,359	10,169,956

Income tax expense	324,379	650,907	1,596,407	2,119,046

Net Income	$890,818	$1,674,797	$4,403,952	$8,050,910

Other Comprehensive Income (Loss):
Foreign currency translation gain (loss)	37,804	42,190	(296,066)	121,915

Comprehensive income attributable to Jerash Holdings (US), Inc.’s Common Stockholders	$928,622	$1,716,987	$4,107,886	$8,172,825

Earnings Per Share Attributable to Common Stockholders:
Basic	$0.07	$0.14	$0.35	$0.69
Diluted	$0.07	$0.13	$0.35	$0.69

Weighted Average Number of Shares
Basic	12,412,922	12,290,840	12,414,546	11,654,039
Diluted	12,412,922	12,414,048	12,467,315	11,696,223

Dividend per share	$0.05	$0.05	$0.15	$0.15

JERASH HOLDINGS (US), INC., AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2022	March 31, 2022
	(Unaudited)
ASSETS
Current Assets:
Cash	$24,627,009	$25,176,120
Accounts receivable, net	5,545,946	11,049,069
Tax recoverable	18,911	374,377
Inventories	26,664,044	28,255,179
Prepaid expenses and other current assets	3,164,196	3,233,592
Investment deposits	-	500,000
Advance to suppliers, net	6,009,897	1,284,601
Total Current Assets	66,030,003	69,872,938

Restricted cash - non-current	1,615,353	1,407,368
Long-term deposits	243,840	419,597
Deferred tax assets, net	352,590	352,590
Property, plant and equipment, net	21,227,296	10,933,147
Goodwill	499,282	499,282
Right of use assets	1,165,141	1,826,062
Total Assets	$91,133,505	$85,310,984

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Credit facilities	$4,406,383	$-
Accounts payable	5,948,337	4,840,225
Accrued expenses	2,849,861	3,115,953
Income tax payable - current	3,344,183	2,861,272
Other payables	1,395,597	2,278,816
Deferred revenue	296,985	-
Amount due to a related party	-	300,166
Operating lease liabilities - current	689,521	739,101
Total Current Liabilities	18,930,867	14,135,533

Operating lease liabilities - non-current	381,397	869,313
Income tax payable - non-current	751,410	1,001,880
Total Liabilities	20,063,674	16,006,726

Commitments and Contingencies

Stockholders’ Equity
Preferred stock, $0.001 par value; 500,000 shares authorized; none issued and outstanding	$-	$-
Common stock, $0.001 par value; 30,000,000 shares authorized; 12,534,318 and 12,334,318 shares issued; 12,377,725 and 12,334,318 shares outstanding as of December 31, 2022 and March 31, 2022, respectively	12,534	12,334
Additional paid-in capital	22,811,968	22,517,346
Treasury stock, 156,593 and none shares as of December 31, 2022 and March 31, 2022, respectively	(771,894)	-
Statutory reserve	379,323	379,323
Retained earnings	48,806,821	46,268,110
Accumulated other comprehensive (loss) gain	(168,921)	127,145
Total Jerash Holdings (US), Inc.’s Stockholders’ Equity	71,069,831	69,304,258

Total Liabilities and Stockholders’ Equity	$91,133,505	$85,310,984

JERASH HOLDINGS (US), INC., AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the Nine Months Ended December 31,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$4,403,952	$8,050,910
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,753,941	1,511,963
Stock-based compensation expenses	294,822	634,914
Bad debt expense	-	221,584
Amortization of operating lease right-of-use assets	784,699	569,078
Changes in operating assets:
Accounts receivable	5,503,123	3,739,937
Inventories	1,591,135	3,553,625
Prepaid expenses and other current assets	69,401	(936,695)
Advance to suppliers	(4,725,296)	1,229,345
Changes in operating liabilities:
Accounts payable	1,108,112	(5,028,787)
Accrued expenses	(266,092)	944,627
Other payables	(883,219)	(208,649)
Deferred revenue	296,985	444,165
Operating lease liabilities	(661,274)	(612,953)
Income tax payable, net of recovery	588,098	460,805
Net cash provided by operating activities	9,858,387	14,573,869

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(7,887,613)	(2,317,327)
Payments for construction of properties	(3,414,172)	-
Acquisition of MK Garments	-	(2,700,000)
Acquisition deposit	-	(500,000)
Payment for long-term deposits	(70,549)	(1,544,792)
Net cash used in investing activities	(11,372,334)	(7,062,119)

CASH FLOWS FROM FINANCING ACTIVITIES
Dividend payment	(1,865,241)	(1,750,081)
Share repurchase	(771,894)	-
Repayment from short-term loan	(1,756,360)	(612,703)
Payment to a related party	(300,166)	-
Proceeds from short-term loan	6,162,743	-
Net proceeds from issuance of common stock	-	6,270,000
Net cash provided by financing activities	1,469,082	3,907,216

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND RESTRICTED CASH	(296,261)	122,526

NET (DECREASE) INCREASE IN CASH AND RESTRICTED CASH	(341,126)	11,541,492

CASH, AND RESTRICTED CASH, BEGINNING OF THE PERIOD	26,583,488	22,860,463

CASH, AND RESTRICTED CASH, END OF THE PERIOD	$26,242,362	$34,401,955

CASH AND RESTRICTED CASH, END OF PERIOD	26,242,362	34,401,955
LESS: NON-CURRENT RESTRICTED CASH	1,615,353	1,301,588
CASH, END OF PERIOD	$24,627,009	$33,100,367

Supplemental disclosure information:
Cash paid for interest	$500,331	$147,677
Income tax paid	$1,354,754	$1,644,546
Non-cash investing and financing activities
Equipment obtained by utilizing long-term deposit	$1,111,043	$322,143
Right of use assets obtained in exchange for operating lease obligations	$190,654	$821,671